UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2009

NETGEAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-50350	77-0419172
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 East Plumeria Drive

San Jose, CA 95134

(Address, including zip code, of principal executive offices)

(408) 907-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On July 22, 2009, NETGEAR, Inc. (the “Company”) issued a press release announcing its financial results for its second fiscal quarter ended June 28, 2009, the text of which is furnished herewith as Exhibit 99.1.

The information furnished pursuant to this Item 2.02 and the exhibit to this Current Report are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section. The information furnished pursuant to this Item 2.02 and the exhibit to this Current Report shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On July 22, 2009, the Audit Committee of the Company’s Board of Directors, after consultation with and upon recommendation from management of the Company, concluded that disclosure should be made and action should be taken to prevent future reliance on the Company’s previously issued unaudited financial statements for the quarter ended March 29, 2009 included in its Quarterly Report on Form 10-Q for the quarter ended March 29, 2009, filed with the Securities and Exchange Commission on May 7, 2009. The Company will restate its financial statements for the quarterly period ended March 29, 2009 due to an error related to the application of FASB Interpretation No. 18, Accounting for Income Taxes in Interim Periods (FIN 18).

The restatement relates solely to the correction of the recorded tax expense for the first quarter ended March 29, 2009. In the Company’s previously filed financial statements for the first quarter ended March 29, 2009, the Company incorrectly included a particular foreign entity in calculating the Company’s estimated annualized tax provision. This foreign entity should not have been included in the calculation because the anticipated losses in that entity will not give rise to tax benefits. Based on current projections, the Company does not expect that the Company’s overall annual estimated tax provision will be affected for the entire year, just allocated differently among the four quarters. As a result of this error, instead of reporting a tax benefit of $460,000 the Company should have recorded income tax expense of $3.4 million for the quarter ended March 29, 2009. Consequently, this would result in a net loss computed in accordance with GAAP of $3.8 million, or $0.11 per share, for the quarter ended March 29, 2009, as compared to net income of $42,000, or $0.00 per share, as previously reported for such quarter. Certain other adjustments related to income taxes would also be effected in the Company’s balance sheet, as summarized below.

The following is a summary of the effects of the adjustments on the Company’s Unaudited Condensed Consolidated Balance Sheet, Unaudited Condensed Consolidated Statement of Operations and Unaudited Condensed Consolidated Statement of Cash Flows as of and for the quarterly period ending March 29, 2009:

Unaudited Condensed Consolidated Balance Sheet

	Three Months Ended March 29, 2009
	As Previously Reported	Adjustments	As Restated
	(In thousands)
Deferred income taxes	$13,222	$(378)	$12,844
Prepaid expenses and other current assets	$20,615	$(2,944)	$17,671
Total current assets	$454,142	$(3,322)	$450,820
Other non-current assets	$2,039	$89	$2,128
Total assets	$548,290	$(3,233)	$545,057
Non-current income taxes payable	$12,382	$579	$12,961
Total liabilities	$154,420	$579	$154,999
Retained earnings	$124,642	$(3,812)	$120,830
Total stockholders’ equity	$393,870	$(3,812)	$390,058
Total liabilities and stockholders’ equity	$548,290	$(3,233)	$545,057

Unaudited Condensed Consolidated Statement of Operations

	Three Months Ended March 29, 2009
	As Previously Reported	Adjustments	As Restated
	(In thousands)
Provision for (benefit from) income taxes	$(460)	$3,812	$3,352
Net income (loss)	$42	$(3,812)	$(3,770)
Net income (loss) per share:
Basic	$0.00	$(0.11)	$(0.11)
Diluted	$0.00	$(0.11)	$(0.11)

Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended March 29, 2009
	As Previously Reported	Adjustments	As Restated
	(In thousands)
Net income (loss)	$42	$(3,812)	$(3,770)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred income taxes	$(201)	$289	$88
Prepaid expenses and other assets	$1,992	$2,944	$4,936
Income taxes payable	$25	$579	$604
Net cash used in operating activities	$(2,811)	$—	$(2,811)

The Company, including the Audit Committee of the Board of Directors, has discussed the foregoing matters with the Company’s independent registered public accounting firm. The Board of Directors has authorized and directed that the officers of the Company take the actions necessary and appropriate to have the Quarterly Report on Form 10-Q for the quarter ended March 29, 2009 restated and the appropriate filings made with the Securities and Exchange Commission as soon as practicable.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release, dated July 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETGEAR, INC.

Dated: July 22, 2009	By:	/s/ Andrew W. Kim
Andrew W. Kim
Vice President, Legal and Corporate Development

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated July 22, 2009